Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

March 31, 2008

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$9,489,309.56	$36,679,062.18
Capital Sub-Account	$2,504,533.14	$3,990,125.09
Overcollateralization Sub-Account	$939,070.03	$1,163,240.89
Reserve Sub-Account	$711,303.81	$1,601,242.08

REP Deposit Account*	$9,405,441.66

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.